EXHIBIT 5.1

                               February 13, 1998



CCAIR, Inc.
4700 Yorkmont Road
Second Floor
Charlotte, North Carolina  28208

         Re:    CCAIR, Inc. Common Stock, par value $0.01 per share

Gentlemen:

         At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement"), which CCAIR, Inc. (the "Company") intends to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 545,000 shares of Common Stock par value $0.01 per share (the "Shares"). The Registration Statement relates to the registration of the Shares, which may be sold from time to time by certain selling shareholders as identified in the Registration Statement. All shares to be sold by the selling stockholders are issued and outstanding. We are familiar with the proceedings taken and to be taken in connection with the authorization, issuance and sale of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

         Based upon the foregoing and the proceedings to be taken by the Company as referred to above, we are of the opinion that the Shares have been duly authorized, and are validly issued, fully paid and nonassessable.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" of the prospectus included therein.

                                               Very truly yours,


                                               Rayburn, Moon & Smith, P.A.



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